Exhibit 5.1

C. Thomas Hopkins

T: +1 310 883 6417

thopkins@cooley.com

April 9, 2013

RealD Inc.

100 N. Crescent Drive, Suite 200

Beverly Hills, CA 90210

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by RealD Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration of Two Million Eight Thousand One Hundred Nine (2,008,109) shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), which may be issued pursuant awards under the Company’s 2010 Stock Incentive Plan, as restated (the “2010 Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the 2010 Plan, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.  Our opinion is expressed only with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the 2010 Plan, the Registration Statement and related prospectus, the Shares will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401  T: (310) 883-6400  F: (310) 883-6500  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins